Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617-570-1000

November 27, 2020

Allena Pharmaceuticals, Inc.

One Newton Executive Park, Suite 202

Newton, Massachusetts 02462

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed on November 27, 2020 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 6,097,560 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of Allena Pharmaceuticals, Inc., a Delaware corporation (the “Company”) to be sold by the selling stockholders listed in the Registration Statement under “Selling Stockholders” (the “Selling Stockholders”). The Shares consist of up to 6,097,560 shares of Common Stock issuable pursuant to the terms of certain convertible notes due September 28, 2024 (the “Convertible Notes”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinion set forth below, we have assumed that before the Shares are issued the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s certificate of incorporation is less than the number of Shares.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares, when issued and delivered upon the conversion of the Convertible Notes in accordance with the terms of the Convertible Notes, will be validly issued, fully-paid and non-assessable.

Allena Pharmaceuticals, Inc.

November 27, 2020

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP GOODWIN PROCTER LLP